Agreement on building factory in the development zone on the cooperation of Nantong economy and technology development zone and Cyton International, Inc.

1.

Two parties:

Party A: Jiangsu Province Nantong Economic and technology development zone administration

Party B : Cyton International, Inc.

2. Cooperation conditions and two parties' obligations

Party A is a state-level economic and technological development zone and qualified for the state preferential policies. A good investing environment has been set up. Party A shall promise to give the most preferential policy to Party B after Party B investment on the new item in the development zone.

2.1.1 Party A shall provide 60acre land to Party B, land-use fees is 40,000 yuan/ acre; Party B shall deliver 20,000 yuan /acre within 30 days after signing the contract of using the lands. The remained fees shall be delivered within three years after getting the Land Utilization Certificate. The Land Utilization Certificate shall be delivered only after all the fees has been paid off. Before that, only a copy of land utilization certificate shall be provided.

In addition, Party A shall pre-reserve around 60 acre land beside the present remised land for Party B's the second-period project. Suppose Party B will start the second-period project, the fees of using land shall be 40,000 yuan/ acre; if not, the land shall not be pre-reserved.

2.1.2 Party A shall support 20,000,000yuan for Party B through building the factories and affiliated equipments and purchasing the equipments.(Spending of the fund , the implementing and quality of the project shall be charged by Party B, The supervision of the fund shall be charged by Party A . The detailed method refers to the additional agreement). The fund provided by Party A shall be spent on the factories in the development zone, purification of the workshop, administration building and other equipments. But he expense on purchase equipments shall not be over 2,000,000 yuan. Party B shall return the supporting fund to Party A after 3years from the date of each fraction of the funds used, Party A may transfer the supporting fund-20,000,000 yuan to share rights in the company.

2.1.3 Party A shall hand in the land with good condition and shall coordinate Party B to send the stream into the factory.

2.2.1 Party B invests 10,000,000 $ and registering capital is 5,000,000$. The general investment includes imported equipments and cost of getting the concerning approvals and intellectual property. The deadline of first period registering capital 1,500,000$ shall be within 90 days after getting the business license, the remaining capital deadline shall be within two years after getting the business license.

2.2.2 The registering capital of 5,000,000$ shall be influenced suppose Party B adopt other shares inside the country.

2.2.3 It is wishful that 5-6 generic drugs shall be put into manufacturing within one year after Party B start producing. The 2 state level 3.1 class new drugs shall be applied and get the approval within two years.

2.2.4 It is also wishful that the sales income shall be 50,000,000 yuan in the second year after Party B's starting producing, and the third year the sales income shall be over a hundred million yuan.

3. Additional articles

3.1 The contract shall be signed in six duplicates. Each Party shall get three copies.

3.2 The agreement shall be effective after signed by the two parties.

Party A: Jiangsu Nantong Economic Development zone Administrative Commit

Legal Representative: Chen-jianxin

Party B: Cyton International, Inc.

Representative: Huang-lequn

29th March 2004